For immediate release
April 30, 2014
For more information:
David Nielsen, CFO, 980-819-6220
investorrelations@community1.com

CommunityOne Bancorp Announces Third Consecutive Quarterly Profit
with First Quarter 2014 Earnings of $1.3 Million

Charlotte, NC - CommunityOne Bancorp ("Company") (NASDAQ: COB), the holding company for CommunityOne Bank, N.A. (“Bank”), today reported its third consecutive profitable quarter. Highlights of the unaudited financial results for the quarter ended March 31, 2014 include:

•	The first quarter was the Company’s third consecutive profitable quarter.

•	Net income before tax in 1Q 2014 was $1.3 million, up 5% from 4Q 2013, and $4.0 million better than 1Q 2013.

•	Core earnings were $1.6 million in 1Q 2014, improved from $40 thousand in the same quarter last year.

•	Loans held for investment grew $7.5 million in 1Q 2014 at an annualized growth rate of almost 3%. Pass rated performing loans grew $15.0 million in the quarter at a 6% annualized growth rate.

•	Deposits grew $19.2 million in 1Q 2014 at a 4% annualized growth rate. Low cost core (non-CD) deposits grew 2% during the quarter, or $28.5 million.

•
Positive credit performance continued in 1Q 2014, with net other real estate owned (“OREO”) costs of $0.3 million, net charge-offs of $62 thousand and recovery of loan loss provision of $0.7 million. Annualized net charge-offs as a percent of average loans held for investment fell during the quarter to 0.02%, from 0.14% the previous quarter.

•
Asset quality also continued to improve as nonperforming assets fell 8% from 4Q 2013 and 50% from 1Q 2013. Non performing assets fell to their lowest levels since the recap and were 2.9% of total assets.

•
Noninterest expenses were $5.5 million (21%) lower than 1Q 2013 as a result of OREO reductions and merger synergies. Noninterest expenses were $1.3 million higher than 4Q 2013 on increased personnel, occupancy and OREO expenses.

•	Net interest margin declined by 9 basis points to 3.43% from 4Q 2013, but was 23 bps better than 1Q 2013.
“We made solid progress during the quarter in achieving the four key goals we established for 2014,” said Brian Simpson, CEO. “Both loan and deposit growth were broad based and slightly ahead of plan, non-interest expenses were down year over year even though we are investing in strategic initiatives, and asset quality improvements were ahead of schedule with nearly no credit cost.”
“We are pleased with our performance and continue to see increasing opportunities in all our businesses,” said Bob Reid, President. “Our current customer base is beginning to experience growth and we have been successful in converting prospects to new customers. New business pipelines are strong; with our mortgage business continuing to perform well and making the appropriate adjustments to accommodate the shift from high refinance activity to more of a purchase-oriented market.”

First Quarter Financial Results
Results of Operations
Net income before tax in the first quarter 2014 was $1.3 million, up 5% from the fourth quarter, and $4.0 million better than the first quarter of 2013. Net income after tax was also $1.3 million for the first quarter of 2014, compared to net income of $2.3 million in the fourth quarter of 2013 and a net loss of $(4.6) million in the first quarter of 2013. Fourth quarter net income after tax included a non-recurring income tax benefit of $1.1 million. Net income per share was $0.06 per share in the first quarter of 2014, compared to net income of $0.11 per share and a net loss of $(0.21) per share in the fourth quarter of 2013 and the first quarter of 2013, respectively. Core earnings of $1.6 million, which exclude taxes, credit costs and provision, and non-recurring income and expenses, were $1.6 million higher than the $40 thousand in the first quarter of 2013, but fell from $3.8 million in the fourth quarter of last year.
First quarter financial results included a $0.7 million recovery of loan loss provision resulting from continued improvement in loss rates and credit quality of the non-purchased impaired loan portfolio and improvements during the first quarter in the cash flow reforecast for the purchased impaired loan portfolio. Offsetting this improvement during the quarter were a $1.0 million reduction in interest income, reflecting a full quarter’s impact of reduced loan yields in the purchased impaired portfolio and lower loan yields on new loan originations, and a $1.3 million increase in noninterest expense, primarily personnel related.
Net Interest Income
First quarter net interest income was $15.5 million, an increase of 2% compared to $15.2 million in the same quarter of 2013, and a decrease of 6% compared to $16.5 million in the fourth quarter of 2013. The Company’s net interest margin was 3.43% for the first quarter of 2014, decreased from 3.52% in the fourth quarter of 2013, but increased by 7% from 3.20% in the first quarter of last year.
The cost of interest bearing deposits declined again during the first quarter from the previous quarter, by 2 basis points, to 48 basis points. The 9 basis point decline in the net interest margin in the first quarter of 2014 over the fourth quarter was principally the result of a decrease of 10 basis points in loan yield during the quarter driven by new loan origination of primarily commercial loans at lower rates, prepayments on existing higher rate loans, and a $0.4 million reduction in accretion on purchased impaired loans from the cash flow reforecast on this portfolio during the fourth quarter. Loan yields on consumer and mortgage loans were stable during the quarter.
Accretion, net of contractual interest collected, on the purchased impaired loans was $0.9 million and $1.3 million in the first quarter of 2014 and the fourth quarter of 2013, respectively. During the first quarter, our estimated future accretion on this portfolio increased $1.0 million as a result of improvements in the first quarter’s quarterly cash flow reforecast.
Asset Quality and Provision for Loan Losses
Nonperforming assets, including nonaccruing loans, loans over 90 days delinquent and still accruing not accounted for under purchased impaired loan accounting, and other real estate owned and repossessed loan collateral, continued to improve and fell to the lowest level since the recapitalization in 2011. These assets fell to $58.6 million, or 2.9% of total assets at the end of the first quarter, compared to $63.6 million, or 3.2% of total assets, at the end of the fourth quarter. Other real estate owned and repossessed loan collateral fell by 13% during the first quarter to $24.6 million, and fell by $21.9 million, or 47%, compared to the same quarter last year. For the first quarter, the Company had net OREO costs of $0.3 million, which included gains on the sale of OREO of $0.4 million.
The allowance for loan losses was $26.0 million, or 2.13% of loans held for investment, at the end of the first quarter, compared to $26.8 million, or 2.21%, at the end of the previous quarter, and $29.6 million, or 2.66%, at the end of the first quarter of last year. Recovery of provision for loan losses was $0.7 million in the first quarter compared to a provision of $1.8 million in the fourth quarter, and a provision of $0.1 million in the first quarter of 2013. A $0.4 million recovery of provision in the non-purchased impaired loan portfolio was recorded as a result of continued improvements in historical loss rates utilized in our allowance for loan loss model, with the remaining $0.3 million recovery of provision related to improvements in the cash flow forecast during the quarter on the purchased impaired loan portfolio. The year to date annualized net charge-off rate declined to 0.02% in the first quarter, compared to 0.14% in the fourth quarter, and 0.26% for the full year 2013.

Noninterest Income
For the first quarter, core noninterest income was $3.9 million, lower by $0.2 million compared to $4.1 million in the previous quarter and $4.2 million in the first quarter a year ago. Noninterest income, excluding gains on sales of securities and mortgage related income, was $3.8 million in the first quarter, compared to $3.4 million, or a 10% increase compared to the first quarter of last year.
Service charges were seasonally lower during the first quarter of 2014, down $0.2 million from the fourth quarter, but were $0.2 million, or 14%, higher than the comparable quarter in 2013. Mortgage loan income was also seasonally lower during the first quarter, down $60 thousand from the fourth quarter. The mortgage loan pipeline was improved at quarter end from year end as we began to enter the traditional home buying season.
Noninterest Expense
Total noninterest expense fell $5.5 million, or 21%, from the comparable quarter in 2013, as a result of reduced levels of OREO and associated expenses, and continued expense synergies as a result of the Bank of Granite merger. Core noninterest expense was $1.5 million, or 8%, lower than $19.3 million in the first quarter a year ago as a result of expense synergies from the Bank of Granite merger and other ongoing cost reduction efforts. Average full time equivalent employees (FTE) were 576, down from 596 in the fourth quarter and 613 in the first quarter of 2013, reductions of 3% and 6%, respectively.
Noninterest expense rose $1.3 million, or 7%, in the first quarter from the prior quarter on increased personnel, occupancy and OREO expenses. The increase this quarter was primarily the result of increases in personnel and benefits expense associated with payroll taxes, increased incentive compensation accruals beginning in the first quarter based on improving financial performance of the Company and the cost of long term equity compensation granted in the fourth quarter of 2013 and the first quarter of 2014. OREO expenses increased $0.2 million during the first quarter based on smaller OREO gains, offset by reduced OREO holding expenses. Core noninterest expense, reflecting the increase in personnel expenses, rose 6% to $17.8 million in the first quarter of 2014, compared to $16.8 million in the preceding quarter.
Balance Sheet Review
Loans held for investment grew almost 1% in the first quarter to $1.22 billion, compared to $1.21 billion at the end of the 2013. Loans held for investment grew at an annualized rate of almost 3% in the first quarter, reflecting improving loan demand and portfolio growth across all our businesses. Pass rated loans grew $15.0 million in the first quarter, an annualized growth rate of 6%. All loan growth in the first quarter was organically generated as there were no loan purchases during the quarter.
Total deposits grew $19.2 million, or 1%, during the first quarter to $1.77 billion, compared to $1.75 billion at the end of 2013. Deposits grew at an annualized rate of 4% in the first quarter. Noninterest bearing deposits grew 9% during the quarter from seasonal lows at the end of the fourth quarter. Higher cost time deposits fell $9.3 million during the quarter, including $3.8 million of high cost brokered CDs, as part of our continuing strategy to reduce deposit costs. Low cost core deposits, consisting of non-CD deposits, grew $28.5 million, or 2%, during the first quarter to $1.19 billion, from $1.17 billion at December 31, 2013, an annualized growth rate of 10%.
Conference Call
A conference call will be held at 11:00 a.m., Eastern time this morning April 30th, 2014. Interested parties should dial in five to ten minutes prior to the scheduled start time to 1-888-317-6016. International callers should dial in to 1-412-317-6016. Canadian callers may dial in to 1-855-669-9657. To join the call, participants will be required to provide conference ID number 10043951. The webcast may be accessed via the Investor Relations section of the Company’s website at www.community1.com. The webcast replay will be available until April 30, 2015. The teleconference replay will be available one hour after the end of the conference through July 1, 2014 at 9:00 a.m. Eastern Time. To access the teleconference replay, dial toll free in the U.S. to 1-877-344-7529 or outside the U.S. to 1-412-317-0088 and provide Conference ID Number 10043951.
About CommunityOne Bancorp
CommunityOne Bancorp is the North Carolina-based bank holding company for CommunityOne Bank, N.A., a $2 billion community bank, operating 50 branches throughout North Carolina, offering a wide variety of consumer, mortgage and commercial banking services to retail and business customers, including loans, deposits, cash management, wealth and online banking. Investors can obtain additional information about the Company and the Bank through reviewing its website at www.community1.com.

Non-GAAP Financial Measures
Statements in this press release include certain non-GAAP financial measures, which should be read along with the accompanying tables that provide a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP measures. The non-GAAP financial measures referenced in this press release include: tangible shareholders’ equity, core earnings, core noninterest expense, and core noninterest income. The Company believes that these non-GAAP financial measures provide information useful to investors in understanding our underlying performance and business trends as they facilitate comparisons with the performance of others in the financial services industry. However, these non-GAAP financial measures should not be considered an alternative to GAAP, and investors should consider the Company’s performance and financial condition as reported under GAAP as well as other relevant information when assessing the overall performance and financial condition of the Company.
Forward Looking Statements
Information in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include projections, predictions, expectations, or beliefs about events or results or otherwise are not statements of historical facts, and usually can be identified by the use of forward-looking terminology, such as “believes,” “expects,” or “are expected to,” “plans,” “projects,” “goals,” “estimates,” “may,” “should,” “could,” “would,” “intends to,” “outlook” or “anticipates,” or variations of these and similar words, or by discussions of strategies that involve risks and uncertainties that could cause actual results to differ materially, including, without limitation, risks associated with our financial resources in the amount, at the times and on the terms required to support our future business; changes in interest rates, spreads on earning assets and interest-bearing liabilities, the shape of the yield curve and interest rate sensitivity; continued and increased credit losses and material changes in the quality of our loan portfolio; continued decline in the value of our OREO; increased competitive pressures in the banking industry or in our markets; less favorable general economic conditions, either nationally or regionally, resulting in, among other things, a reduced demand for credit or other services; a slowdown in the housing markets, or an increase in interest rates, either of which may further reduce demand for mortgages; changes in regulation affecting our bank or accounting principles and standards; adverse changes in financial performance or condition of our borrowers, which could affect repayment of such borrowers' outstanding loans; repurchase risk in connection with our mortgage line of business; reducing costs and expenses; the inaccuracy of assumptions underlying the establishment of our ALL; loss of one or more members of executive management; disruptions in or manipulations of our operating systems or the systems of our vendors due to, among other things, cybersecurity risks or otherwise; and our success at managing the risks involved in the foregoing. Although the Company believes that its expectations with respect to such forward-looking statements are based upon reasonable assumptions within the bounds of its existing knowledge of its business and operations, there can be no assurance that actual results of the Company will not differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual events or results to differ significantly from those described in the forward-looking statements include, but are not limited to those described in the cautionary language included under the headings “Risk Factors” and in other sections of the Company’s filings with the SEC, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2013, its quarterly reports on Form 10-Q, and its current reports on Form 8K.
The forward looking statements in this press release speak only as of the date of the press release and the Company does not assume any obligation to update them after such date.

Quarterly Results of Operations

(in thousands, except per share data)	1Q 2014	4Q 2013	3Q 2013	2Q 2013	1Q 2013

Interest Income
Interest and fees on loans	$14,081	$14,976	$15,964	$14,422	$14,785
Interest and dividends on investment securities	3,695	3,815	3,774	3,518	3,073
Other interest income	151	141	115	197	212
Total interest income	17,927	18,932	19,853	18,137	18,070
Interest Expense
Deposits	1,702	1,839	1,894	2,090	2,247
Retail repurchase agreements	3	7	6	4	4
Federal Home Loan Bank advances	469	340	289	365	382
Other borrowed funds	274	282	282	264	264
Total interest expense	2,448	2,468	2,471	2,723	2,897
Net interest income before provision for loan losses	15,479	16,464	17,382	15,414	15,173
Provision for (recovery of) loan losses	(684)	1,820	(350)	(1,057)	110
Net Interest Income after Provision for Loan Losses	16,163	14,644	17,732	16,471	15,063
Noninterest Income
Service charges on deposit accounts	1,564	1,798	1,858	1,681	1,376
Mortgage loan income	174	235	420	921	744
Cardholder and merchant services income	1,113	1,127	1,161	1,174	1,069
Trust and investment services	358	341	329	394	241
Bank owned life insurance	252	267	267	276	263
Other service charges, commissions and fees	352	356	365	337	258
Securities gains, net	—	—	50	345	2,377
Other income	130	23	37	119	205
Total noninterest income	3,943	4,147	4,487	5,247	6,533
Noninterest Expense
Personnel expense	10,393	9,512	9,663	10,807	10,679
Net occupancy expense	1,553	1,331	1,558	1,671	1,831
Furniture, equipment and data processing expense	2,003	2,126	2,050	2,094	2,368
Professional fees	633	625	222	760	1,493
Stationery, printing and supplies	162	135	136	187	186
Advertising and marketing	153	141	150	179	665
Other real estate owned expense	261	21	(98)	3,332	883
Credit/debit card expense	595	618	627	473	425
FDIC insurance	639	663	646	664	670
Loan collection expense	657	548	1,120	1,146	1,519
Merger-related expense	—	—	—	1,989	1,509
Core deposit intangible amortization	352	351	352	352	352
Other expense	1,405	1,479	1,501	1,011	1,759
Total noninterest expense	18,806	17,550	17,927	24,665	24,339
Income (Loss) before income taxes	1,300	1,241	4,292	(2,947)	(2,743)
Income tax expense (benefit)	23	(1,049)	286	236	1,853
Net income (loss)	$1,277	$2,290	$4,006	$(3,183)	$(4,596)

Weighted average shares outstanding - basic and diluted	21,936	21,756	21,739	21,729	21,698
Net income (loss) per share - basic and diluted	$0.06	$0.11	$0.18	$(0.15)	$(0.21)

Quarterly Balance Sheets

(in thousands, except per share data)	1Q 2014	4Q 2013	3Q 2013	2Q 2013	1Q 2013

Assets
Cash and due from banks	$31,591	$31,917	$29,506	$34,959	$26,991
Interest-bearing bank balances	73,360	35,513	73,568	53,511	235,302
Investment securities:
Available-for-sale	402,468	414,614	439,712	453,410	492,355
Held-to-maturity	149,060	151,795	153,684	154,797	73,515
Loans held for sale	1,961	1,836	2,734	4,076	5,012
Loans held for investment	1,219,785	1,212,248	1,195,142	1,189,413	1,113,765
Less: Allowance for loan losses	(26,039)	(26,785)	(25,387)	(25,085)	(29,641)
Net loans held for investment	1,193,746	1,185,463	1,169,755	1,164,328	1,084,124
Premises and equipment, net	48,172	50,889	51,409	52,430	52,449
Other real estate owned	24,624	28,395	33,179	35,762	46,537
Core deposit premiums and other intangibles	6,597	6,914	7,197	7,403	7,445
Goodwill	4,205	4,205	4,205	4,205	4,205
Bank-owned life insurance	40,210	39,940	39,646	39,364	39,068
Other assets	32,487	33,551	32,578	32,068	26,308

Total Assets	$2,008,481	$1,985,032	$2,037,173	$2,036,313	$2,093,311
Liabilities
Deposits:
Noninterest-bearing demand deposits	$315,515	$290,461	$308,178	$304,992	$265,455
Interest-bearing deposits:
Demand, savings and money market deposits	879,419	875,970	874,211	857,489	899,115
Time deposits	572,996	582,274	608,219	649,004	691,591
Total deposits	1,767,930	1,748,705	1,790,608	1,811,485	1,856,161
Retail repurchase agreements	5,152	6,917	12,422	9,109	7,301
Federal Home Loan Bank advances	73,271	73,283	73,295	58,306	58,317
Junior subordinated debentures	56,702	56,702	56,702	56,702	56,702
Long term notes payable	5,281	5,263	5,244	—	—
Other liabilities	14,814	13,801	18,100	24,665	25,456
Total Liabilities	1,923,150	1,904,671	1,956,371	1,960,267	2,003,937
Shareholders' Equity
Preferred Stock, 10,000,000 authorized
Series A, $10.00 par value, 51,500 issued and no shares outstanding	—	—	—	—	—
Series B, no par value, 250,000 authorized, no shares issued or outstanding	—	—	—	—	—
Common stock	462,037	461,636	461,446	461,266	461,057
Accumulated deficit	(362,393)	(363,670)	(365,960)	(369,966)	(366,783)
Accumulated other comprehensive income (loss)	(14,313)	(17,605)	(14,684)	(15,254)	(4,900)
Total Shareholders' Equity	85,331	80,361	80,802	76,046	89,374
Total Liabilities and Shareholders' Equity	$2,008,481	$1,985,032	$2,037,173	$2,036,313	$2,093,311

Quarterly Supplemental Data

(in thousands, except per share data)	1Q 2014	4Q 2013	3Q 2013	2Q 2013	1Q 2013

Income Statement Data
Net interest income	$15,479	$16,464	$17,382	$15,414	$15,173
Provision for (recovery of) loan losses	(684)	1,820	(350)	(1,057)	110
Noninterest income	3,943	4,147	4,487	5,247	6,533
Noninterest expense	18,806	17,550	17,927	24,665	24,339
Income (loss) before taxes	1,300	1,241	4,292	(2,947)	(2,743)
Net income (loss)	1,277	2,290	4,006	(3,183)	(4,596)

Period End Balances
Assets	$2,008,481	$1,985,032	$2,037,173	$2,036,313	$2,093,311
Loans held for sale	1,961	1,836	2,734	4,076	5,012
Loans held for investment	1,219,785	1,212,248	1,195,142	1,189,413	1,113,765
Allowance for loan losses	(26,039)	(26,785)	(25,387)	(25,085)	(29,641)
Goodwill	4,205	4,205	4,205	4,205	4,205
Deposits	1,767,930	1,748,705	1,790,608	1,811,485	1,856,161
Borrowings	140,406	142,165	147,663	124,117	122,320
Shareholders' equity	85,331	80,361	80,802	76,046	89,374

Average Balances
Assets	$1,979,036	$2,015,219	$2,002,237	$2,061,891	$2,107,869
Loans held for sale	1,298	2,529	2,798	4,861	4,616
Loans held for investment	1,208,416	1,196,780	1,185,559	1,109,980	1,142,731
Allowance for loan losses	(26,942)	(25,675)	(25,681)	(29,323)	(29,770)
Goodwill	4,205	4,205	4,205	4,205	4,205
Deposits	1,739,354	1,770,018	1,775,529	1,826,297	1,864,961
Borrowings	142,244	146,721	131,033	123,156	123,902
Shareholders' equity	83,776	82,216	75,740	88,047	96,566

Per Common Share Data
Net income (loss) per share - basic and diluted	$0.06	$0.11	$0.18	$(0.15)	$(0.21)
Book value	3.88	3.68	3.72	3.50	4.12
Tangible book value	3.39	3.17	3.19	2.96	3.58

Quarterly Non-GAAP Measures

(in thousands)	1Q 2014	4Q 2013	3Q 2013	2Q 2013	1Q 2013

Shareholders' equity	$85,331	$80,361	$80,802	$76,046	$89,374
Less:
Goodwill	(4,205)	(4,205)	(4,205)	(4,205)	(4,205)
Core deposit and other intangibles	(6,597)	(6,914)	(7,196)	(7,403)	(7,445)

Tangible shareholders' equity (Non-GAAP)	$74,529	$69,242	$69,401	$64,438	$77,724

Net income (loss)	$1,277	$2,290	$4,006	$(3,183)	$(4,596)

Less taxes, credit costs and nonrecurring items:
Income tax benefit (expense)	(23)	1,049	(286)	(236)	(1,853)
Securities gains, net	—	—	50	345	2,377
Other real estate owned expense	(261)	(21)	98	(3,332)	(883)
Recovery of (provision for) loan losses	684	(1,820)	350	1,057	(110)
Mortgage and litigation accruals	75	—	117	370	—
Loan collection expense	(657)	(548)	(1,120)	(1,146)	(1,519)
Branch closure and restructuring expenses	(183)	(178)	105	(15)	(587)
Rebranding expense	—	—	(6)	(58)	(552)
Merger-related expense	—	—	—	(1,989)	(1,509)

Core earnings (Non-GAAP)	$1,642	$3,808	$4,698	$1,821	$40

Noninterest expense	$18,806	$17,550	$17,927	$24,665	$24,339

Less credit costs and nonrecurring items:
Other real estate owned expense	(261)	(21)	98	(3,332)	(883)
Mortgage and litigation accruals	75	—	117	370	—
Loan collection expense	(657)	(548)	(1,120)	(1,146)	(1,519)
Branch closure and restructuring expenses	(183)	(178)	105	(15)	(587)
Rebranding expense	—	—	(6)	(58)	(552)
Merger-related expense	—	—	—	(1,989)	(1,509)

Core noninterest expense (Non-GAAP)	$17,780	$16,803	$17,121	$18,495	$19,289

Noninterest income	$3,943	$4,147	$4,487	$5,247	$6,533

Less nonrecurring items:
Securities gains, net	—	—	50	345	2,377

Core noninterest income (Non-GAAP)	$3,943	$4,147	$4,437	$4,902	$4,156